UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 5, 2010

BEESTON ENTERPRISES LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-103621	88-04360717
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

247 SW 8TH Street, #122

Miami, FL 33130

 (Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (305) 432-5232

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 1.02 Termination of a material definitive agreement.

On January 22, 2007, the Company entered into an Option Agreement (the “Agreement”) with Kranti Resources, Inc. (”Kranti”) under which the Company granted Kranti the right to explore and develop mineral property located in the Clinton Mining Division of British Columbia, Canada, as described in the Agreement.  Kranti was also granted the option to acquire the property from the Company.  Under the terms of the Agreement, Kranti was required to incur certain expenditures towards mining operations, or to make equivalent cash payments in lieu thereof.   The Company had previously entered into various amending agreements to the Agreement, each relating to the extension of time for completing those requirements.  Those amending agreements were dated January 16, 2009, June 22, 2009, December 30, 2009, and February 11, 2010, all of which were subsequently reported on Forms 8-K.  As of June 30, 2010, Kranti was again in default of certain of those requirements and on July 1, 2010, the Company, in accordance with the terms of the Agreement, sent a notice to Kranti terminating the Agreement and the option granted thereunder unless those certain requirements were no longer in default 30 days after deemed receipt of the notice.  As a result of Kranti’s failure to correct such default within the time period provided under the Agreement, on August 5, 2010, the Agreement and the option granted thereunder have been terminated and are no longer of any force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Michael Upham

Michael Upham, President